Exhibit 99.1

VSB Bancorp, Inc.
Fourth Quarter and Year End 2011 Results of Operations
Increases Capital $1.1 Million in 2011
Announces Its Sixth Branch Location

Contact Name:
Ralph M. Branca
President & CEO
(718) 979-1100

Staten Island, N. Y. —January 11, 2012.  VSB Bancorp, Inc. (NASDAQ GM: VSBN) reported net income of $162,668 for the fourth quarter of 2011, a decrease of $316,502, or 66.1%, from the fourth quarter of 2010.  The following unaudited figures were released today.  Pre-tax income was $265,668 in the fourth quarter of 2011, compared to $883,317, a decrease of $617,649, or 69.9%, from the fourth quarter of 2010. Net income for the quarter was $162,668, or basic income of $0.09 per common share, compared to net income of $479,170, or $0.27 basic income per common share, for the quarter ended December 31, 2010.

The $316,502 decrease in net income for the fourth quarter of 2011 was due to an increase in the provision for loan loss of $435,000 and a decrease in net interest income of $288,522, partially offset by a decrease in income tax expense of $301,147, a decrease in non-interest expense of $94,159 and an increase in non-interest income of $11,714. The increase in the provision for loan losses was due to increased charge-offs, and write downs in the quarter, due to the reduction in collateral values on some of the non-performing loans. The increase in the provision for loan losses led to an increase in our allowance for loan losses, which reached 1.64% of total loans at December 31, 2011, compared to 1.56% at December 31, 2010.

The $288,522 decrease in net interest income for the fourth quarter of 2011 was primarily caused by a decline in our average yield on investment securities due to the continuation of low market interest rates and an increase in loans in default on which the borrower ceased paying interest. Our interest income decreased by $317,139, while our cost of funds decreased by only $28,617. We experienced a $178,832, or 17.4%, decrease in income from investment securities, due to a 54 basis point decrease in average yield and a $3.2 million, or 2.8%, decrease in average balance between the periods. Interest income from loans decreased by $141,516, or 9.6%, due to a 95 basis point decrease in average yield from the fourth quarter of 2010 to the fourth quarter of 2011 and the reversal of $67,095 of accrued but uncollected interest income on loans that we initially categorized as non-accrual in the fourth quarter.

The decrease in the yield on loans was partially offset by a $3.0 million, or 3.8%, increase in the average balance of loans and by the collection of $59,409 of interest received on non-accrual loans.  The average balance of non-accrual loans increased by $1.2 million, from $5.9 million the fourth quarter of 2010 to $7.2 million during the fourth quarter of 2011, while the balance of non-accrual loans for which we received interest and recognized it on a cash basis decreased by $2.4 million in that period. This shift in non-accrual loans was the principal cause of the 95 basis point drop in our average loan yield.  Substantially all of the new non-accrual loans are secured by mortgages on real estate located on Staten Island.

Interest income from other interest earning assets (principally overnight investments) increased $3,209 due to a $3.3 million increase in average balance and a 1 basis point increase in yield. Overall, average interest-earning assets increased by $3.1 million, or 1.3%, from the fourth quarter of 2010 to the fourth quarter of 2011.

The most significant component of the decrease in interest expense was a $15,826 decrease in interest on NOW accounts as the average cost declined by 13 basis points due to a continuation of low market interest rates. Average demand deposits, an interest free source of funds for us to invest, increased by $6.0 million, from $69.9 million, or 32.9% of total deposits in the fourth quarter of 2010, to $75.9 million, or 35.3% of total deposits in the fourth quarter of 2011.  Average interest-bearing deposits decreased by $3.8 million, resulting in an overall $2.2 million increase in average total deposits from the fourth quarter of 2010 to the fourth quarter of 2011.

The average yield on our interest-earning assets declined by 59 basis points, and our average cost of funds declined by 6 basis points. As a result, our interest rate spread decreased by 53 basis points from 3.60% in the fourth quarter of 2010 to 3.07% in the fourth quarter of 2011. Correspondingly, our interest rate margin also decreased, by 53 basis points, to 3.32% from 3.85% when comparing the fourth quarter of 2011 to the same quarter in 2010.  The spread and margin both decreased because of the combined effect of the decline in earnings we were able to obtain on our investments securities and the adverse effect of the decrease in interest received on problem loans. These declines could not be offset by corresponding declines in the cost of deposits because the rates we paid on deposits were already low due to low markets rates so that we could not reduce them as much as the decline in the earnings on investment securities. In addition, we continued to incur interest expense on deposits that funded the non-performing loans that did not earn interest.  Non-interest income increased by $11,714 to $638,577 in the fourth quarter of 2011 compared to the same quarter in 2010 due to the recovery of a contingency reserve previously set aside.

Comparing the fourth quarter of 2011 with the same quarter in 2010, non-interest expense decreased by $94,159.  This decrease was due to a $53,500 decrease in FDIC and NYSBD assessments due to a lower assessment rate caused by regulatory changes, a $50,500 decrease in salaries and benefits as a result of a reduced incentive pool, and a $28,510 decrease in occupancy expenses due to the retirement of certain fixed assets.  This decrease was partially offset by a $14,900 increase in professional fees due to increased costs associated with internal and external auditors, a $14,481 increase in legal fees due to increased collection costs and a $5,575 increase in director fees due to higher per meeting rates paid in 2011 than in 2010.

For the year ended 2011, pre-tax income decreased to $2,628,511 compared to $3,466,764 for the year 2010, a decrease of $838,253, or 24.2%.  Net income for the year ended December 31, 2011 was $1,444,451, or basic net income of $0.80 per common share, as compared to net income of $1,880,629, or basic net income of $1.06 per common share, for the year ended December 31, 2010.

The $436,178 reduction in net income for the year ended December 31, 2011 was attributable to a $553,904 decrease in net interest income due principally to a reduction in the average yield we earned on investment securities as a result of the low interest rate environment, combined with the adverse effects of increased weaknesses in our loan portfolio. We had a $455,000 increase in the provision for loan losses due to increased charge-offs, and write downs in the year, due to the reduction in collateral values on some of the non-performing loans, partially offset by an $184,496 decrease in non-interest expenses.  The decrease in non-interest expense was due primarily to a $163,500 decrease in FDIC and NYSBD assessments due to lower assessment rates, a $66,165 decrease in salaries and benefits as a result of lower benefit costs and a $58,748 decrease in legal expenses due to recovery of legal fees previously expensed on a settled lawsuit.  This decrease was partially offset by a $38,451 increase in professional fees, due to increased costs associated with internal and external auditors, a $29,254 increase in occupancy expenses due to the remediation costs at a branch that flooded, a $18,016 increase in other non-interest expenses due to higher costs of vendors, and a $15,100 increase in director fees due to higher per meeting rates paid in 2011.  Income tax expense decreased $402,075 due to the $838,253 decrease in pre-tax income. The net interest margin decreased by 28 basis points to 3.70% for the year ended December 31, 2011 from 3.98% in the same period in 2010.  Average interest earning assets for the year ended December 31, 2011, increased $2.2 million, or 1.0%, from the same period in 2010.

Total assets increased to $241.8 million at December 31, 2011, an increase of $6.6 million, or 2.8%, from December 31, 2010.  The principal component of this increase was a $19.3 million increase in cash and other liquid assets, partially offset by a $12.8 million decrease in investment securities and a $372,766 increase in loans receivable. Total deposits, including escrow deposits, increased to $213.2 million, an increase of $5.8 million, or 2.8%. We had a $6.1 million increase in demand and checking accounts, a $2.2 million increase in time and jumbo time deposits and a $2.2 million increase in savings deposits from year end 2010. These increases were partially offset by a decrease of $4.6 million in NOW accounts and $148,412 in money market deposits.

During 2011, we increased stockholders’ equity by $1,057,404 to $27.1 million at year end, and Tier 1 regulatory capital at the holding company level increased by $943,684.   As a result, our Tier 1 capital ratio was 10.47%.  Victory State Bank’s Tier 1 capital ratio was 10.30% at December 31, 2011.

We also signed a lease for our sixth branch location, subject to regulatory approval, in the Charleston section of Staten Island, specifically on Tyrellan Avenue across from Home Depot and Target stores.  This branch will increase our presence on the south shore of the Island and will provide us the opportunity to attract new customers.

Raffaele (Ralph) M. Branca, VSB Bancorp, Inc.’s President and CEO, stated, “The rise in our non-performing loans caused further increases in our provision for loan losses.  We continue to work with borrowers to restructure loans so that they can be repaid based upon agreed-upon terms, but we simultaneous seek to exercise our legal remedies to avoid delays while negotiating with the borrower.  We have been able to cover the increases in the allowance through our current earnings.  During the year, our capital base has risen by $1.1 million, a significant increase.” Joseph J. LiBassi, VSB Bancorp, Inc.’s Chairman, stated, “While this quarter’s income was disappointing, we still posted earnings per common share of $0.80 this year and our book value per share increased to $15.08.  We paid our seventeenth consecutive dividend to our stockholders and we continue with our third stock buyback program.  Our ROA stood at 0.60% and our ROE was 5.35% in year ending 2011.  We are pleased to announce our sixth branch is slated for Tyrellan Avenue, across from Target and Home Depot shopping centers.  We have continued to increase our customer base and relationships by delivering the highest quality personal service to the professionals and business owners on Staten Island.”

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997.  The Bank’s initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp’s total equity has increased to $27.1 million primarily through the retention of earnings.  The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank).  We are announcing our sixth branch location, subject to regulatory approval, on Tyrellan Avenue (Charleston) across from Target and Home Depot shopping centers.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, weaknesses of other financial institutions, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as “will result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, and other terms used to describe future events, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA’s safe harbor provisions.

VSB Bancorp, Inc.
Consolidated Statements of Financial Condition
December 31, 2011
(unaudited)

	December 31,	December 31,
	2011	2010
Assets:

Cash and cash equivalents	$48,107,673	$28,764,987
Investment securities, available for sale	108,500,489	121,307,907
Loans receivable	81,910,990	81,538,224
Allowance for loan loss	(1,343,020)	(1,277,220)
Loans receivable, net	80,567,970	80,261,004
Bank premises and equipment, net	2,332,727	2,732,229
Accrued interest receivable	582,942	673,967
Other assets	1,754,654	1,513,605

Total assets	$241,846,455	$235,253,699

Liabilities and stockholders’ equity:

Liabilities:
Deposits:
Demand and checking	$72,507,555	$66,407,225
NOW	30,553,003	35,138,867
Money market	26,909,220	27,057,632
Savings	17,178,525	14,938,440
Time	65,894,536	63,644,963
Total Deposits	213,042,839	207,187,127
Escrow deposits	180,066	219,530
Accounts payable and accrued expenses	1,521,290	1,802,186
Total liabilities	214,744,195	209,208,843

Stockholders’ equity:
Common stock, ($.0001 par value, 10,000,000 shares authorized 1,989,509 issued, 1,797,809 outstanding at December 31, 2011 and 1,825,009 outstanding at December 31, 2010)	199	199
Additional paid in capital	9,304,789	9,249,600
Retained earnings	18,574,651	17,563,435
Treasury stock, at cost (191,700 shares at December 31, 2011 and 164,500 at December 31, 2010)	(1,935,596)	(1,643,797)
Unearned ESOP shares	(394,516)	(563,594)
Accumulated other comprehensive gain, net of taxes of $1,309,447 and $1,213,545, respectively	1,552,733	1,439,013

Total stockholders’ equity	27,102,260	26,044,856

Total liabilities and stockholders’ equity	$241,846,455	$235,253,699

VSB Bancorp, Inc.
Consolidated Statements of Operations
December 31, 2011
(unaudited)

	Three months	Three months	Year	Year
	ended	ended	ended	ended
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
Interest and dividend income:
Loans receivable	$1,325,482	$1,466,998	$5,683,399	$5,800,691
Investment securities	847,360	1,026,192	3,797,049	4,401,547
Other interest earning assets	24,734	21,525	66,713	61,124
Total interest income	2,197,576	2,514,715	9,547,161	10,263,362

Interest expense:
NOW	21,524	37,350	96,761	160,865
Money market	55,861	56,707	235,581	240,461
Savings	9,237	11,878	46,719	47,445
Time	118,645	127,949	479,705	572,292

Total interest expense	205,267	233,884	858,766	1,021,063

Net interest income	1,992,309	2,280,831	8,688,395	9,242,299
Provision for loan loss	450,000	15,000	595,000	140,000
Net interest income after provision for loan loss	1,542,309	2,265,831	8,093,395	9,102,299

Non-interest income:
Loan fees	8,481	17,255	58,144	54,493
Service charges on deposits	530,626	538,949	2,122,267	2,190,397
Net rental income	5,779	14,791	38,292	55,990
Other income	93,691	55,868	253,375	185,043

Total non-interest income	638,577	626,863	2,472,078	2,485,923

Non-interest expenses:
Salaries and benefits	945,236	995,736	3,902,334	3,968,499
Occupancy expenses	332,914	361,424	1,474,792	1,445,538
Legal expense	58,524	44,043	215,519	274,267
Professional fees	72,900	58,000	291,301	252,850
Computer expense	64,652	65,851	267,519	264,423
Director fees	66,175	60,600	254,700	239,600
FDIC and NYSBD assessments	41,500	95,000	235,500	399,000
Other expenses	333,317	328,723	1,295,297	1,277,281

Total non-interest expenses	1,915,218	2,009,377	7,936,962	8,121,458

Income before income taxes	265,668	883,317	2,628,511	3,466,764

Provision (benefit) for income taxes:
Current	207,781	429,167	1,610,151	1,670,259
Deferred	(104,781)	(25,020)	(426,091)	(84,124)

Total provision for income taxes	103,000	404,147	1,184,060	1,586,135

Net income	$162,668	$479,170	$1,444,451	$1,880,629

Basic income per common share	$0.09	$0.27	$0.80	$1.06

Diluted net income per share	$0.09	$0.27	$0.80	$1.06

Book value per common share	$15.08	$14.27	$15.08	$14.27